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                                                                    EXHIBIT 10.6



                              EMPLOYMENT AGREEMENT


                     (AS AMENDED EFFECTIVE FEBRUARY 1, 2001)


        This AGREEMENT amends, replaces, and supersedes the Employment Agreement entered into as of November 10, 2000 (the "Effective Date"), by and between Alex
M. Leupp ("Executive") and 3dfx Interactive, Inc., a California corporation (the "Company"), and is effective as of February 1, 2001 (the "Amendment Date"). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

        1.      Duties and Scope of Employment.

                (a) Position and Duties. For the term of his employment under this Agreement, the Company agrees to employ Executive as its President and Chief Executive Officer, reporting directly to the Board of Directors (the "Board"). Executive shall have such duties and authority as are commensurate with one employed in the position of President and Chief Executive Officer, as may be customarily incident to such position, and as may be assigned to Executive from time to time. Executive shall diligently, to the best of his ability, and with the highest degree of good faith and loyalty, perform all such duties incident to his position and use his best efforts to promote the interests of the Company. Executive agrees that, until the closing of the Asset Sale, he will devote substantially all of his business efforts toward enhancing shareholder return through performing those duties set forth on Schedule 1 to this Agreement.

                (b) Obligations to the Company. During the Employment Term, Executive shall devote his full time and energy to the business of the Company and shall not be engaged in any competitive business activity without the express written consent of the Chairman of the Board. Executive shall comply with the Company's policies and rules, as they may be in effect from time to time during the term of his employment.

                (c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive



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                        represents and warrants to the Company that he has
                        returned all property and confidential information belonging to any prior employers.

        2.      Term of Employment.

                (a) Basic Rule. The Company agrees to continue Executive's employment, and Executive agrees to remain in employment with the Company, from the Effective Date until the date when Executive's employment terminates pursuant to Subsection 2(b) below (the "Employment Period"). Executive's employment with the Company shall be "at will," which means that either Executive or the Company may terminate Executive's employment at any time, for any reason, with "Cause" or "Without Cause." Any contrary representations, which may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company regarding the "at will" nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and the Chairman of the Board.

                (b) Termination. The Employment Period shall end on the earlier of (i) the closing of the Asset Sale, (ii) upon Executive's death or Disability, (iii) the date on which Executive resigns his employment for any reason pursuant to this Subsection 2(b), or (iv) the date on which the Company terminates Executive's employment pursuant to this Subsection 2(b). Subject to the terms of this Agreement, either Executive or the Company may terminate Executive's employment, with or without Cause, for any reason or no reason, upon giving fourteen (14) days' notice in writing.

        3.      Cash and Incentive Compensation.

                (a) Base Salary. The Company shall pay Executive as compensation for his services an annualized base salary of Three Hundred Seventy Five Thousand Dollars ($375,000), less applicable deductions and withholdings, payable in accordance with the Company's standard payroll schedule. The compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, are referred to in this Agreement as "Base Salary."

                (b) Bonus. Executive will be eligible to earn an annualized bonus (the "Target Bonus") for the 2001 fiscal year equal to fifty percent (50%) of his Base Salary, less applicable deductions and withholdings.

                (c) Stock Options. As of the Effective Date of this Agreement, Executive has been granted stock options pursuant to the Company's Stock Option Plan (the "Plan"), which are summarized in Exhibit A to this Agreement (the "Options"). Executive's Options shall continue to vest in accordance with



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                        the Plan and the stock option agreements between the
                        Company and Executive evidencing such Options.

                (d) Vacation and Executive Benefits. During the term of his employment, Executive shall be eligible for vacation each year, in accordance with the Company's standard policy for senior executives, as it may be amended from time to time. Executive shall be eligible during his employment term to participate in any employee benefit plans generally available to the other senior executives of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company reserves the right to amend, modify or terminate any employee benefits at any time for any reason.

                (e) Business Expenses. During the term of his employment, Executive shall be authorized to incur necessary and reasonable travel and other business expenses in connection with his duties hereunder, pursuant to and consistent with policies and procedures as established by the Company and as may be modified from time-to-time. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, in accordance with Company policy and procedures.

        4.      Payments and Benefits Following Termination.

                (a) Termination without Cause. If the Executive remains employed through the closing of the Asset Sale (or if the Company terminates his employment without Cause prior to such date), the Executive shall receive:

                        (i) continued severance pay (the "Severance Pay") in an amount equal to his Base Salary in accordance with the Company's standard payroll practices until the earlier of (A) the Lump Sum Payment Date, or (B) the date that is twelve (12) months following the termination of Executive's employment; and

                        (ii) a payment of $600 per month, less applicable deductions and withholdings (for Executive's payment of premiums for medical coverage), through the date that is fifteen (15) months following termination of his employment.

                (b) Lump Sum Payment. If the Executive remains employed through the closing of the Asset Sale (or if the Company terminates his employment without Cause prior to such date), and if the closing of the Asset Sale occurs within twelve (12) months following the Amendment Date, then the Executive shall be entitled to receive a lump sum payment (the "Lump Sum Payment") equal to 1.25 times the sum of (i) Executive's Base Salary



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                        and (ii) 50% of Executive's Target Bonus, less
                        applicable deductions and withholdings; reduced by the Base Salary and Severance Pay paid to the Executive during the period from the Amendment Date through the Lump Sum Payment Date. The Lump Sum Payment Date shall be the date that the Company shall have fully paid or caused to be paid or otherwise provided for (in a manner satisfactory to NVIDIA) all Liquidated Claims. Upon the Lump Sum Payment Date, Executive's Severance Pay under
                        Section 4(a)(i) shall cease, and he shall receive the Lump Sum Payment.

                (c) Resignation or Termination for "Cause." If Executive terminates his employment for any reason or no reason, or if the Company terminates Executive's employment for "Cause," Executive will be paid his Base Salary and for all unused vacation earned through the date of termination, but nothing else, and all stock vesting and benefits will cease on Executive's date of termination.

                (d) Release Required. As a prior condition to Executive receiving any payment or benefit under Sections 4(a) and/or 4(b) of this Agreement, Executive shall execute a full release of known and unknown claims against the Company, its successors, affiliates, employees, agents, advisors and representatives, in a form designated by the Company.

                (e)     Condition of Non-competition.

                        (i) Termination Following a Change of Control. If required by a successor company, Executive will not engage in any Competitive Activity for a period of one (1) year following a Change in Control.

                        (ii) Termination Outside a Change of Control. During the twelve month period following the termination of Executive's employment (the "Continuation Period"), Executive shall not engage in any "Competitive Activity" without first notifying the Company of the contemplated activity. Executive agrees that if there is any reasonable question regarding whether or not a contemplated activity would be a Competitive Activity, Executive will consult with the Board before engaging in the contemplated activity. The Compensation Committee of the Board will determine in its sole discretion whether the activity contemplated by Executive is a Competitive Activity and, if it so determines, Executive will forfeit his right to any and all continued payments and benefits under Section 4(b) of this Agreement if he proceeds to engage in the Competitive Activity during the Continuation Period.

                (f) Termination Due to Death or Disability. If Executive's employment is terminated due to death or Disability, then Executive, or Executive's estate, will receive: (i) payment for all Base Salary and accrued but



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                        unused vacation earned through the date of termination;
                        and (ii) a lump-sum payment equal to the pro-rata portion of Executive's full Target Bonus, based on Executive's length of service during the year in which Executive's employment is terminated due to death or Disability.

                (g)     Definitions.

                        (i) "Asset Sale." The sale of certain assets of the Company pursuant to the Asset Purchase Agreement dated as of December 15, 2000 with NVIDIA Corporation.

                        (ii) Change of Control." The parties agree that the closing of the sale of certain assets of the Company pursuant to the Asset Purchase Agreement dated as of December 15, 2000 with NVIDIA Corporation will constitute a Change of Control. For all purposes under this Agreement, "Change of Control" shall exist in any of the following circumstances:

                                (a) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders;

                                (b) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or
                                        (B) have been elected or nominated for
                                        election as Board members during such
                                        period by at least a majority of the
                                        Board members described in clause (A)
                                        who were still in office at the time
                                        such election or nomination was approved by the Board, or

                                (c)     a merger or consolidation in which
                                        securities possessing at least fifty
                                        percent (50%) of the total combined
                                        voting power of the Company's
                                        outstanding securities are transferred
                                        to a person or persons different from
                                        the persons holding those securities
                                        immediately prior to such transaction,
                                        or the sale, transfer or other
                                        disposition of all or



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                                        substantially all of the Corporation's
                                        assets in complete liquidation or
                                        dissolution of the Corporation.

                        (iii) Termination for "Cause." For all purposes under this Agreement, a termination for "Cause" shall mean a termination of Executive's employment for any of the following reasons: (1) misconduct;
                                (2) misappropriation of the assets of the Company; (3) conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof;
                                (4) committing an act of fraud against, or the misappropriation of property belonging to, the Company; (5) a material breach of any confidentiality or proprietary information agreement between Executive and the Company; or
                                (6) continued unsatisfactory performance after being given a written warning and at least thirty (30) days to improve performance. A termination of Executive's employment in any other circumstance or for any other reason will be a termination "Without Cause."

                        (iv) "Disability." For all purposes under this Agreement, "Disability" means Executive's inability to carry out his material duties under this Agreement for more than six (6) months in any twelve (12) consecutive month period as a result of incapacity due to mental or physical illness or injury.

                        (v) "Competitive Activity." For the purposes of this Agreement, a "Competitive Activity" means any activity in which Executive directly or indirectly provides services of any kind or nature (whether or not Executive is compensated for such services), including, but not limited to, Executive working in an employment, advisory or consulting capacity, for any Competitor of the Company.

                        (vi) "Competitor." For purposes of this Agreement, "Competitor" is defined as any company involved in the design and creation of 3D graphics, animation and/or effects for use in entertainment, or educational environments. Currently, the Competitor's list includes, but is not limited to, 3d Labs, ATI, S3, Maxtrox and any of their successors or affiliates. During the Continuation Period, the Company may reasonably add other companies to the Competitors list.

                        (vii) "Liquidated Claims." For purposes of this Agreement, "Liquidated Claims" mean debts, obligations or liabilities of any nature that are fixed and ascertainable in amount, of the type that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, but regardless of whether such debt, obligation or liability is immediately due and payable. Any unknown,



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                                undisclosed, unasserted, contingent,
                                conditional, vicarious or derivative claims shall not be considered "Liquidated Claims."

        5.      Non-Solicitation and Non-Disclosure.

                (a) Non-Solicitation. During the period commencing on the Effective Date of this Agreement and continuing until the second anniversary of the date when Executive's employment terminates for any reason, Executive shall not directly or indirectly, personally or through others, solicit or encourage, or attempt to solicit or encourage (on Executive's own behalf or on behalf of any other person or entity) for hire any employee or consultant of the Company or any of the Company's affiliates.

                (b) Non-Disclosure. As a condition of employment, Executive will execute the Company's standard Proprietary Information Agreement, a copy of which is attached.

        6.      Successors.

                (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

                (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        7. Arbitration. Executive and the Company agree to arbitrate before a neutral arbitrator any and all disputes or claims arising from or relating to Executive's employment with the Company, or the termination of that employment, including disputes or claims against any current or former agent or employee of the Company.

                (a) Arbitrable Claims. Arbitrable disputes or claims include those which arise in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to, the following claims:

                        (i) claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, or express or implied by fact or law;



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                        (ii)    claims for wrongful termination of employment,
                                violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof;

                        (iii) claims of discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation in employment, as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein; and

                        (iv) claims for non-payment or incorrect payment of wages, commissions, bonuses, severance, employee fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and any other federal, state, or municipal laws concerning wages, compensation or employee benefits.

                (b) Non-Arbitrable Claims. Executive and the Company further understand and agree that the following disputes and claims are not covered by the arbitration agreement contained in this Section 7 and shall therefore be resolved as required by the law then in effect:

                        (i) claims for workers' compensation benefits, unemployment insurance, or state or federal disability insurance;

                        (ii) claims concerning the validity, infringement, enforceability, or misappropriation of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or sought by Employee or the Company, and in which injunctive relief is sought; and

                        (iii) any other dispute or claim that has been expressly excluded from arbitration by statute.

                (c) Relief and Review. The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes and shall issue a written Award that sets forth the essential findings and conclusions on which the Award is based. The Arbitrator's Award shall be final and binding on both the Company and Employee and it shall provide the exclusive remedy(ies) for resolving any and all disputes and



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                        claims subject to arbitration under this Agreement. The
                        Arbitrator's Award shall be subject to correction, confirmation, or vacation, as provided by California Code of Civil Procedure Section 1285.8 et seq and any applicable California case law setting forth the standard of judicial review of arbitration Awards.

                (d) Location and Rules. The arbitration shall be conducted in Santa Clara County, California, or such location as is mutually agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the Arbitrator shall allow the discovery authorized by California Code of Civil Procedure Section 1283.05 or any other discovery required by California law. Also, to the extent that any of the National Rules for the Resolution of Employment Disputes or anything in this Agreement conflicts with any arbitration procedures required by California law, the arbitration procedures required by California law shall govern.

                (e) Costs and Attorneys' Fees. The Company will bear the arbitrator's fee and any other type of expense or cost that Executive would not be required to bear if he were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. Executive and the Company shall each bear their own attorneys' fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the Arbitrator will decide this issue.

                (f) WAIVER OF RIGHT TO JURY. EXECUTIVE AND THE COMPANY UNDERSTAND AND AGREE THAT THE ARBITRATION OF DISPUTES AND CLAIMS UNDER THIS AGREEMENT SHALL BE INSTEAD OF A TRIAL BEFORE A COURT OR JURY OR A HEARING BEFORE A GOVERNMENT AGENCY.

        8.      Miscellaneous Provisions.

                (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.



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                (b)     Modifications and Waivers. No provision of this
                        Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement, the Proprietary Information Agreement, and applicable stock option agreements and stock plans, contain the entire understanding of the parties with respect to the subject matter hereof.

                (d) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

                (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                (g) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

                (h) 280G. Executive understands and acknowledges that certain benefits provided for under this Agreement may constitute "parachute payments" within the meaning of
                        Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"). Such parachute payments may be subject to the excise tax imposed by Section 4999 of the Code. Executive acknowledges and agrees that he has and will review any tax consequences which may arise as the result of any such parachute payments with his own tax advisors and that he is relying and will rely solely on such advisors and not on any representations of the Company or any of its agent with regard to the possible tax implications of receiving such parachute payments. Executive further acknowledges and agrees that



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                        he is responsible for his own tax liability which may
                        arise as the result of any such payments.

                (i) Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

                (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                       EXECUTIVE



                                       /s/ Alex M. Leupp
                                       -----------------------------------------
                                       ALEX M. LEUPP


                                       3DFX INTERACTIVE, INC.



                                       By: /s/ Gordon Campbell
                                          --------------------------------------
                                          GORDON CAMPBELL
                                          CHAIRMAN OF THE BOARD



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